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                                                                    Exhibit 10.4


                       EMPLOYMENT AND SEPARATION AGREEMENT

         This employment agreement ("Agreement") made this date, November 20, 1998, by and between DURASWITCH INDUSTRIES, INC., a Nevada corporation, with its current place of business at 333 S. Nina Drive, Mesa, Arizona 85210 ("DuraSwitch"), and ROBERT J. BRILON ("Employee").

                                    RECITALS

         The parties recite and declare:

         A. Employer desires to hire Employee because of Employee's vast business experience and expertise as a business professional.

         B. Employee desires to be employed by Employer in the executive capacity for the compensation described herein.

         For the reasons set forth above, and in consideration of the mutual covenants and promises of the parties set forth in this Agreement, Employer and Employee agree as follows:

                                    ARTICLE I

SECTION ONE:

         1.1 Employment. Employer employs Employee to serve as the President of DuraSwitch on the terms and conditions stated in this agreement to:

                  - Serve as the President and CFO of DuraSwitch and the usual overall operational duties associated with these offices.

                  - For the period November 20, 1998 through January 31, 1999 the Employee's primary responsibilities will be to facilitate the private and public stock offering efforts of DuraSwitch

                  - The Employee's primary responsibility will be to direct the activities of the corporation to produce, on a continuing basis, maximum, yet balanced benefits for the Employer's customers, employees, and shareholders.

                  - Assist the C.E.O. in the development and preparation of the short term One to Three-year Strategic Plan and budget (including capital expenditure budget) based upon the goals set forth in the Five-year Guide for Planning.

                  - Such other reasonable duties as may be assigned by the Employer.


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SECTION TWO:

         2.1 Term of Employment. The term of Employee's employment shall be three years commencing November 20, 1998. Continued employment of Employee by Employer after November 19, 2001, shall be for the term and on the conditions agreed to by the parties prior to the expiration of this agreement.

SECTION THREE:

         3.1 Best Efforts of Employee. Employee agrees in accordance with his ability, experience and talents to perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer.

SECTION FOUR:

         4.1 Compensation of Employee. For the period through December 31, 1998, Employer shall pay Employee, and Employee shall accept from Employer as payment in full for Employee's services under this Agreement, compensation of $75,000.00 U.S. dollars annually, less any withholdings for applicable taxes or benefits, payable twice a month on the 1st and 15th of each month, or biweekly as the Board may determine while this Agreement shall be in force. After December 31, 1998 Employer shall pay Employee at $95,000 annually or an increased level commensurate with industry standards, based upon the Employee's performance and on Employer's ability to pay.

SECTION FIVE:

         5.1 Reimbursement for Expenses. Employer shall reimburse Employee for reasonable out of pocket expenses that Employee shall incur in connection with his services for Employer contemplated by this Agreement, on presentation by Employee of appropriate vouchers and receipts for such expenses to Employer.

         5.2 Auto Allowance. A leased vehicle will be provided at an amount not to exceed $700 per month. The Employer will pay all expenses to maintain vehicle, plus cost for tags, license, property taxes, fuel, and insurance. A travel log recording all mileage used (whether it is for business or personal) is to be maintained by the employee and submitted to accounting monthly. The IRS considers the personal use portion of the mileage as a taxable benefit and those taxes will be deducted from the Employee's paycheck.



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SECTION SIX:

         6.1 Use of Confidential Information. Employee agrees that, in addition to any other limitation contained in this Agreement, regardless of the circumstances of the termination of employment, he will not communicate to any person, firm, corporation or other entity, any information relating to customer lists, prices, advertising, nor any confidential knowledge or secrets that Employee might from time to time acquire with respect to the business of the Employer or any of its affiliates or subsidiaries.

SECTION SEVEN:

         7.1 Trade Secrets. Employee shall not at any time or in any manner, either directly or indirectly, knowingly divulge disclose or communicate to any person, firm, corporation or other entity in any manner whatsoever, any trade secret information concerning any material matters affecting or relating to the business of Employer, including without limitation, any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products or any other information concerning the business of Employer, its manner of operations, its plans, processes or other data without regard to whether all of the above-stated matters will be deemed confidential, material or important, Employer and Employee specifically and expressly stipulating that as between them, such matters are important, material and confidential, and gravely affect the effective and successful conduct Employer's business and Employer's good will, and that any breach of the terms of this section shall be a material breach of this Agreement.

SECTION EIGHT:

         8.1 Invention Assignment. Employee agrees that all inventions, developments and improvements (whether patentable or not) made or conceived by Employee, solely or jointly with others, during employment with Employer, and which pertain to the products, processes or business of Employer, or which result from or are suggested by or otherwise arise out of Employee's work, are the sole property of Employer. Employee will keep complete records of such inventions, developments and improvements and will promptly and fully disclose and assign them to Employer.

         8.2 Execute Assignments. Employee agrees that at Employer's expense he will execute such assignments, patent applications, and other papers and do such things as may be necessary to enable Employer to perfect its title to and obtain patents on such inventions, developments and improvements, both in the United States of America and in all foreign countries; unless the Employer breaches this Agreement

         8.3 List. Attached hereto is a list and brief description of all inventions, developments and improvements made or conceived by Employee prior to employment with Employer on which no patent application has as yet been filed. Should any question arise as to whether an invention, development or improvement was made or conceived during employment by Employer, all such items not on this list shall be presumed to belong to Employer.


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                           If No Items Listed state None: NONE


SECTION NINE:

         9.1 Nondisclosure of Confidential Information During Employment and After Termination. Employee agrees that for and during the entire term of this Employment Agreement, any information, data, figures, sales figures, projections, estates, customer lists, tax records, personnel history, accounting procedures, promotions, and the like, shall be considered and kept as the private and privileged records of Employer and will not be divulged to any person, firm, corporation or other entity except on the direct authorization of the Employer. Further, upon termination of this Agreement for any cause, Employee agrees that he will continue to treat as private and privileged any information, data, figures, projections, estimates, customer lists, tax records, personnel history, accounting procedures, and the like, and will not release any such information to any person, firm, corporation or other entity, either by statement, deposition or as a witness, except upon direct written authority of the Employer, or in response to a Court Order, provided that: (1) Employee provides Employer with written notice of such order within 24 hours of receiving notice of such Order; and (2) Employee limits disclosure made in response to such Order to the minimum amount to satisfy said Order. Employer shall be entitled to an injunction by any competent court to enjoin and restrain the unauthorized disclosure of such information.

SECTION TEN:

         10.1 Surrender of Records on Termination of Employment. Employee agrees that on termination of his employment for any cause whatsoever, except in the case of wrongful termination or breach of this Agreement by Employer, Employee will surrender to Employer in good condition any record or records kept by Employee containing the names, addresses and other information with regard to customers or potential customers of Employer served by Employee.

SECTION ELEVEN:

         11.1 Restriction on Use or Disclosure of Customer List and Other Information. For a period of 24 months immediately following termination of this Agreement, Employee shall neither call on nor solicit, either for Employee or any other person, firm, corporation, or other entity, any of the customers of Employer of whom Employee called, with whom Employee became acquainted, or of whom Employee learned during Employee's employment under this Agreement, nor shall Employee make known to any person, firm, corporation, or other entity, either directly or indirectly, the names and addresses of any such customers or any information relating in any manner to Employers' trade or business relationship with such customers. The foregoing, however, shall not preclude Employee from taking employment


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         with such persons or entities after termination of this Agreement pursuant to its terms, provided such employment will not result in a violation of section 12.1.

SECTION TWELVE:

         12.1 Noncompetition with Employer. Except in the case of breach of this Agreement by Employer, Employee agrees that for a period of 24 months after termination of his employment with Employer in any manner, whether with or without cause, Employee will not, within the United States, directly or indirectly engage in the business of switch development, manufacture, distribution or in any similar business competitive with DuraSwitch.

SECTION THIRTEEN:

         13.1 Vacation. Employee is entitled to a six weeks (30 business days) vacation time annually. Employee may accumulate 50% of his vacation time and choose to use it in a later year.

SECTION FOURTEEN:

         14.1 Group Insurance Plans. Employer will pay the entire premium amount for the Employee, his spouse and dependent children with full coverage hospitalization, surgical, medical, major medical, dental, life and eye insurance as provided to other executive employees. The Employer will pay for a disability insurance policy for Employee. The Employer may also provide a pre-paid Legal plan and disability insurance, at the sole discretion of Employer.

SECTION FIFTEEN:

         15.1 Profit Incentive Bonus. The Employer agrees to an incentive bonus to the Employee based upon fiscal year financial results beginning with the year ended December 31, 1999 through December 31, 2001. Within 45 days of the fiscal year end the Employer will compute the results of the profit (subject to audit) and pay to the Employee a bonus of 5% of the net profit before tax, goodwill amortization, non-cash charges (i.e., option compensation, stock for services, acquisition valuation adjustments) of DuraSwitch.

SECTION SIXTEEN:

         16.1 Employee Stock Options. The Employer agrees to issue stock options at fair market value [$1.50 closing price on BB] to vest 250,000 shares on 12/31/98, 250,000 shares on 12/31/99, and 250,000 shares on 12/31/2000.




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                                   ARTICLE II
SECTION ONE:

Definitions

         1.1 "Separation" means the termination of Employee's status as an employee of Employer or any successor assign corporation.

         1.2 "Separation Date" or "Date of Separation" means 30 days after the date that Employer gives Employee written notice that Employer wishes to terminate his employment with Employer, or 30 days after Employee gives Employer written notice that he wishes to terminate his employment with Employer.

         1.3 "Separation Occurrences" means an Event which would cause Separation. For purposes of this Agreement, there are three Events which could cause Separation. These Events are as follows:

                  A. Takeover Event. "Takeover Event", for purposes of this agreement means the Corporation is taken over and Mr. Brilon is asked to leave. The concept of "takeover" for purposes of this Agreement means that control or possession of the Corporation has been assumed by an outside person(s) or entity(ies). It is contemplated that the request of Separation is as a result of the Takeover Event.

                  B. Employer Initiated Separation. For purposes of this Agreement, "Employer Initiated Separation" means Employer terminates this Agreement for any reason other than Employee's breach of this Agreement, Employee Initiated Separation or a Takeover Event.

                  C. Employee Initiated Separation. For purposes of this Agreement, "Employee Initiated Separation" shall mean: (i) Employee terminating this Agreement for any reason other than Employer breaching this Agreement; (ii) death of Employee;
                  (iii) disability of Employee for 60 consecutive days; (iv) Employee's gross material neglect of duties; (v) Employee's willful failure to abide by good faith instructions from Employer; (vi) commission of a felony or serious misdemeanor offense; or (vii) Employee's breach of this Agreement.

SECTION TWO:

Compensation and Separation Provisions

         2.1 Compensation for Separation Occurrence. Compensation is to be paid to Employee for a Separation Occurrence. The Employee will maintain a relationship with the Company to satisfy that a termination event does not occur to effect any non-employee options issued Mr. Brilon dated 5/1/97. Employee is to be paid in the following manner.


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                  A.       Upon the occurrence of a Takeover Event, Employee is
                  to receive, in a lump sum payment, on the Date of Separation, the sum equal to 2.99 times his gross annual base salary, less any applicable withholding for state and federal taxes. (He would also be entitled to receive all rights as provided by local, state or federal rules or regulation, e.g., COBRA notification plus accrued vacation and accrued bonus.) All stock options not vested upon a Takeover Event would immediately vest to the Employee.

                  B. Upon the occurrence of an Employer Initiated Separation, Employee would receive, paid over a two year period in equal installments (timed to coincide with each Employer payroll period, as currently made), payments the sum of which is equal to two times his gross annual base salary, less any applicable withholding for state and federal taxes beginning on the Date of Separation. During this two-year period, he would receive all standard employee benefits (e.g., health insurance) at the then prevailing cost, if any. Further, Employer will be required to continue to pay Employee's, his spouse's, and dependent children's medical and dental insurance coverage until Employee reaches age 65, except for any portions paid normally by any new employer of Employee. Employer will make the standard premium payments on behalf of Employee and his spouse for the applicable months commencing from the Date of Separation. Employer may change its insurance coverage but will not discriminate against Employee or his spouse. Any rights required to be provided to him by local, state or federal rules or regulations would be granted at the end of the period (e.g., Cobra notification plus accrued vacation and accrued bonus). All stock options held but not vested would immediately vest.

                  C. Upon the occurrence of Employee Initiated Separation, provided that he gives 30 days notice prior to his departure, he shall receive, paid over a one year period, in equal monthly installments (timed to coincide with each Corporation payroll period, as currently made), payments the sum of which is equal to one times his gross annual base salary, beginning on the Date of Separation. During this one-year period, Employee shall also receive all standard employee benefits (e.g., health insurance), and Employee, his spouse and dependants shall continue to receive their medical and dental insurance coverage during the term of payments. Employer will make the standard corporate premium payments on behalf of Employee, his spouse and dependants for the applicable months commencing from the date of Separation. Employer may change its insurance coverage, but will not discriminate against Employee, his spouse or dependants. Any right required to be provided to him by local, state or federal rules or regulations would be granted at the end of the one-year period (e.g., Cobra notification would occur at the end of the one-year period). Bonus money and vacation time will not be prorated.


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         2.2      Resignation from Corporation. Upon a Separation Occurrence,
         Employee will resign his position as President or any other office of DuraSwitch.

         2.3 Release of Liability. In consideration of the payments provided for herein and the covenants herein made, but with the exceptions set forth in this paragraph, and provided Employer has not breached this Agreement, Employee, upon Separation will release, on his behalf and on behalf of his heirs, executors, administrators and assigns, any and all claims of any nature whatsoever against Employer and its present and former agents, officers, directors, employees, insureds and assigns, whether known or unknown, which he may have or claim to have by reason of any matter, cause or thing whatsoever at any time up to the date of Separation. The FULL WAIVER AND RELEASE will include, without limitation, all rights or claims arising under the Arizona Civil Right Act, or any other applicable state or federal statute or any common law cause of action, including claims for breach of any express or implied contract, wrongful discharge, tort, personal injury or any claims for attorney's fees or other costs. Notwithstanding any provision to the contrary herein, this release shall not apply to (1) obligations and undertakings of Employer pursuant to the stock option agreements to which Employee is a party as of the date of Separation, or (2) the indemnification provision of Employer's Bylaws.

SECTION THREE:

General Miscellaneous Provisions

         3.1 No Disparagement. Following the Date of Separation, Employee agrees not to disparage Employer or DuraSwitch or any of their respective officers, directors, employees or agents. Employer agrees, following Separation, not to disparage Employee.

         3.2 Bylaw Indemnification. Employer agrees that following the Date of Separation, the indemnification provisions under the Bylaws of Employer will continue in full force and effect for the benefit of Employee for so long as such indemnification provisions would have any application to claims against Employee.

         3.3 Jurisdiction. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Arizona, irrespective of the fact that one or more of the parties may become a resident of a different state and no action involving this Agreement may be brought except in the Superior Court of the State of Arizona or in the United States District Court of the District of Arizona. If any provisions of this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.


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         3.4      Attorney's Fees. Should either party employ an attorney to enforce any of the provisions of this Agreement, to protect its interest in any manner arising under this Agreement, or to recover damages for the breach of any of the terms of this agreement, the non-prevailing party in such action pursued in a court of competent jurisdiction agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorney's fees, incurred or expended by the prevailing party in connection therewith.

         3.5 Cooperation of the Parties. Employee and Employer agree to cooperate fully and to take all additional actions that may be reasonably necessary or reasonably appropriate to give full force and effect to the terms and intent of this Agreement and which are not inconsistent with its terms.

         3.6 Costs. Except for attorneys' fees, Employee and Employer shall bear their own costs and other expenses incurred in connection with the negotiation and preparation of this Agreement and any Separation which occurs pursuant to this Agreement.

         3.7 Term. Unless otherwise agreed in writing by the parties, this Agreement shall continue in full force and effect during the life of Employer of its successors and/or assignees.

         3.8 No Waiver. No term or provision of this Agreement shall be construed as a waiver by Employer of any provision of its Articles of Incorporation or Bylaws restricting the sale of transfer of shares of Employer.

         3.9 Employment. Except as specifically provided herein, nothing in this Agreement shall confer on any employee of Employer any right to continue in the employ of Employer, nor shall it interfere in any way with his employment at any time.

         3.10 Notice. Any notices or demands which shall be required or permitted by law or by any of the terms or provisions of this Agreement shall be in writing and shall be effective when delivered personally or when sent by United States mail, registered or certified. Such notices and demands shall be addressed to Employer or individual at their addresses set forth in the caption of this Agreement, or at such other addresses as any party hereto may relate in writing to the other parties.

         3.11 Benefit. The provisions of this Agreement shall inure to the benefit of and be binding upon the parities hereto, their heirs, trustees, legal representatives, successors and permitted assignees.

         3.12 Marginal Headings. The marginal headings in the paragraphs contained in this Agreement are for convenience only, and are not to be considered a part of this Agreement or used in determining its content or context.


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         3.13     Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         3.14 Amendments. Employer and Employee reserve the right to alter, amend, revoke or terminate this Agreement in whole or in part at any time by their joint instrument in writing to that effect. This Agreement must be amended in writing in order to be effective and binding.

         3.15 Whole Agreement. With regard to the subject of this Agreement, the terms of this instrument constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of those parties and the executors, administrators personal representative, estate, heirs, successors and assigns of each. The parties represent that there are no collateral agreements or side agreements not otherwise provided for within the terms of this instrument, except the Share Exchange Agreement. This Agreement supersedes and takes precedence over any prior written or oral inducements, representations or agreements as may be set forth in the Articles of Incorporation of Employer or the Bylaws of Employer, or elsewhere, except in the Share Exchange Agreement.

         3.16 Time. Time is of the essence of Employer's obligations hereunder.

         3.17 Breach. In the event either party breaches this Agreement the aggrieved party shall have, in addition to all other rights and remedies specifically contained herein, all rights and remedies available at law and equity. The pursuit of some rights and remedies at one time shall not preclude the pursuit of others at other times. All remedies provided herein and at law and equity are cumulative and not exclusive.

IN WITNESS WHEREOF, the undersigned execute this Agreement to be effective on the date herein written.


                                                   /s/ Robert J. Brilon
                                             -----------------------------------
                                                   Robert J. Brilon


                                             DURASWITCH INDUSTRIES, INC.,
                                             a Nevada corporation


                                             By:   /s/ R. Terren Dunlap
                                                --------------------------------
                                                   R. Terren Dunlap
                                                   Its: Chief Executive Officer


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